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                                                                    EXHIBIT 12.1
                             BOSTON CHICKEN, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)

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                                                                     FISCAL YEARS ENDED
                                       --------------------------------------------------------------------------------
                                       DECEMBER 27,     DECEMBER 26,     DECEMBER 25,     DECEMBER 29,     DECEMBER 29,
                                           1992             1993             1994             1995             1996
                                       -----------     -------------     ------------     ------------     ------------
Earnings (loss) before
 income taxes.............                 $(5,850)           $1,647          $20,450         $54,373          $109,948
Add:  Total fixed
 charges deducted from
 earnings (loss)..........                     202             1,195            6,897          16,835            22,403
                                           -------            ------          -------         -------          --------
Earnings (loss) available
 for payment of
 fixed charges............                 $(5,648)           $2,842          $27,347         $71,208          $132,351
                                           =======            ======          =======         =======          ========
Fixed charges:
 Interest expense.........                 $    --            $  640          $ 5,827         $15,352          $ 20,873
Portion of operating
 lease rentals deemed
 to be interest...........                     202               555            1,070           1,483             1,530
                                           --------           ------           ------         -------          --------
Total fixed charges.......                 $   202             1,195          $ 6,897         $16,835          $ 22,403
                                           =======           =======          =======         =======          ========
Ratio of earnings to
 fixed charges............                      --              2.38             3.97            4.23              5.91
                                           =======           =======          =======         =======          ========
Deficiency of earnings
 available to cover
 fixed charges............                 $ 5,850
                                           =======
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